EXHIBIT 21.1

Subsidiaries of Pure Biofuels Corp.

Name of Subsidiary	Jurisdiction of Incorporation

Pure Biofuels Del Peru S.A.C	Peru
Palma Industrial S.A.C.	Peru
Aceite Pucallpa S.A.C.	Peru
Palmas de Oriente S.A.C	Peru
Palmas Tropicales S.A.C.	Peru
Pucapalma S.A.C.	Peru
Ecopalma S.A.C.	Peru
Pure Biocarburantes S.A.	Argentina